Exhibit 99.1

Dollar Tree Moving Forward with Chesapeake Campus Development Project
~ Project Rezoning Application was Approved in September 2013 ~

CHESAPEAKE, Va. - August 3, 2016 - Dollar Tree, Inc. (NASDAQ: DLTR), North America’s leading operator of discount variety stores, today announced that it is moving forward with its existing plan to develop its 70 acre property along Volvo Parkway in Chesapeake, Virginia. The Company’s rezoning application was approved by Chesapeake City Council in September 2013 after a series of public hearings. Progress on the real estate development paused while the Company worked through its recent acquisition of Family Dollar.

The development plans include a broad mix of possible uses such as retail, office, civic, hotel, and multi-family, as well as a public parking deck. Among other things, the Company expects additional office space will allow it to expand organically by at least 100 new jobs annually over the next six years. Governor Terry McAuliffe, the Commonwealth of Virginia and the City of Chesapeake have facilitated the Company’s expansion through grants, tax credits, and the Greenbrier Tax Increment Financing (TIF). As a result, the Company has decided that the City of Chesapeake will be the center of much of its corporate growth. The City Council must approve the project in a public meeting.

Much of the new village-style development will be vertical, which maximizes open space for greenery, plazas, and spacious street-scapes. The development will directly benefit Dollar Tree’s associates and the general public by fostering uses such as restaurants, daycare, doctors’ offices, apartments and condominiums.

“Dollar Tree has seen tremendous growth over the past 30 years,” said Bob Sasser, Chief Executive Officer of Dollar Tree. “We have grown from a small number of stores to a leading retailer with more than 14,000 retail stores across North America. To facilitate our continued growth, we are investing in the development of corporate facilities.”

“We are proud to be part of the Hampton Roads community,” Sasser continued. “We are appreciative of the support we have received from the City of Chesapeake and the Commonwealth of Virginia throughout the past three decades. We are excited about this development and the opportunity to create more jobs, as we grow our business.”

About Dollar Tree, Inc.

Dollar Tree, a Fortune 200 Company, operates more than 14,000 stores across 48 states and five Canadian provinces. Stores operate under the brands of Dollar Tree, Family Dollar, and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate. For example, our forward-looking statements include statements regarding our plans to develop property in Chesapeake, Virginia and the benefits anticipated from such plans including job growth. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business" and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10-K filed March 28, 2016, our Quarterly Report on Form 10-Q filed June 9, 2016 and other filings with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward- looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:     Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations ww.DollarTree.com